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----------------                          UNITED STATES SECURITIES AND EXCHANGE COMMISSION              ----------------------------
|F  O  R  M   4|                                       Washington, D.C. 20549                           |       OMB APPROVAL       |
----------------                                                                                        |--------------------------|
    Check this box if no longer             STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP                |OMB Number       3235-0287|
[ ] Subject to Section 16.  Form 4                                                                      |Expires: January 31, 2005 |
    or Form 5 obligations may continue.                                                                 |Estimated average burden  |
    See instruction 1(b).                                                                               |hours per response.....0.5|
                              Filed pursuant to Section 16(a) of the Securities Exchanged Act of 1934,  ----------------------------
                                Section 17(a) of the Public Utility Holding Company Act of 1935 or
                                         Section 30(h) of the Investment Company Act 1940
------------------------------------------------------------------------------------------------------------------------------------
|1.Name and Address of Reporting Person* |2.Issuer Name and Ticker or Trading Symbol      |6.Relationship of Reporting Person to   |
|                                        |  Tintic Gold Mining Company(TTGM)              |  Issuer (Check all Applicable)         |
|                                        |                                                |                                        |
| Coltharp, Hugh                         |                                                | X  Director             10% Owner      |
|----------------------------------------|------------------------------------------------|---                   ---               |
|      (Last)             (First)    (MI)|3.IRS Identification . |4.Statement for Month/  | X  Officer               Other         |
|                                        |   Number of Reporting |  Year                  |---(give title below) ---(Specify below)|
|                                        |   Person, if an entity|                        |                                        |
|                                        |   (Voluntary)         |                        |                                        |
| 1478 Roosevelt Avenue                  |                       |  2/03                  | Secretary/Treasurer                    |
|----------------------------------------|                       |------------------------|----------------------------------------|
|      (Street)                          |                       |5.If Amendment, Date of |7. Individual or Joint/Group Filing     |
|                                        |                       |  Original (Month/Year) |   (Check Applicable Line)              |
|                                        |                       |                        |                                        |
|                                        |                       |  N/A                   | X  Form filed by One Reporting Person  |
|                                        |                       |                        |---                                     |
|                                        |                       |                        |    Form filed by More than One         |
| Salt Lake City, UT  84105              |                       |                        |--- Reporting Person                    |
|----------------------------------------------------------------------------------------------------------------------------------|
|      (City)         (State)     (Zip)  |                                                                                         |
|                                        |     TABLE I - Non-Derivative Securities Acquired, Disposed of or Beneficially Owned     |
|----------------------------------------------------------------------------------------------------------------------------------|
|1.Title of Security   |2.Transac-  |2A. Deemed|3.Trans. |4.Securities Acquired (A) or  |5.Amount of      |6.    |7.Nature of      |
|  (Instr. 3)          |  tion Date |Execution |  action |  Disposed of (D)             |  Securities     |Owner.|  Indirect       |
|                      |(Mon/Day/Yr)|Date, if  |  Code   |                              |  Beneficially   |ship  |  Beneficial     |
|                      |            |any (Mon/ |(Instr.8)|  (Instr. 3, 4, & 5)          |  Owned following|Form  |  Ownership      |
|                      |            |Day/Yr    |---------|------------------------------|  Reported trans-|(D)   |  (Instr. 4)     |
|                      |            |          |Code| V  |               |(A) |         |  action(s)      |or    |                 |
|                      |            |          |         |     Amount    |(D) |  Price  |  (Instr. 3 & 4) |(I)   |                 |
|----------------------|------------|----------|----|----|---------------|----|---------|-----------------|------| -----------------
|                      |            |          |    |    |               |    |         |                 |      |                 |
|-----------------------------------|----------|----|----|---------------|----|---------|-----------------|------|-----------------|
|Common stock          | 2/3/2003   | N/A      | A  |    |4,830  shares  | A  | $0.175/ |                 | D    |                 |
|                      |            |          |    |    | (1)           |    | share   |                 |      |                 |
|----------------------|------------|----------|----|----|---------------|----|---------|-----------------|------|-----------------|
|Common stock          | 2/3/2003   | N/A      | A  |    |9,999  shares  | A  | $.10/   | 18,929          | D    |                 |
|                      |            |          |    |    | (2)           |    | share   |                 |      |                 |
|----------------------|------------|----------|----|----|---------------|----|---------|-----------------|------|-----------------|
|                      |            |          |    |    |               |    |         |                 |      |                 |
|                      |            |          |    |    |               |    |         |                 |      |                 |
|----------------------|------------|----------|----|----|---------------|----|---------|-----------------|------|-----------------|
|                      |            |          |    |    |               |    |         |                 |      |                 |
|                      |            |          |    |    |               |    |         |                 |      |                 |
|----------------------|------------|----------|----|----|---------------|----|---------|-----------------|------|-----------------|
|                      |            |          |    |    |               |    |         |                 |      |                 |
|                      |            |          |    |    |               |    |         |                 |      |                 |
|----------------------|------------|----------|----|----|---------------|----|---------|-----------------|------|-----------------|
|                      |            |          |    |    |               |    |         |                 |      |                 |
|                      |            |          |    |    |               |    |         |                 |      |                 |
|----------------------|------------|----------|----|----|---------------|----|---------|-----------------|------|-----------------|
|                      |            |          |    |    |               |    |         |                 |      |                 |
|                      |            |          |    |    |               |    |         |                 |      |                 |
|----------------------|------------|----------|----|----|---------------|----|---------|-----------------|------|-----------------|
|                      |            |          |    |    |               |    |         |                 |      |                 |
|                      |            |          |    |    |               |    |         |                 |      |                 |
|----------------------|------------|----------|----|----|---------------|----|---------|-----------------|------|-----------------|
|                      |            |          |    |    |               |    |         |                 |      |                 |
|                      |            |          |    |    |               |    |         |                 |      |                 |
|----------------------|------------|----------|----|----|---------------|----|---------|-----------------|------|-----------------|
|                      |            |          |    |    |               |    |         |                 |      |                 |
|                      |            |          |    |    |               |    |         |                 |      |                 |
|----------------------|------------|----------|----|----|---------------|----|---------|-----------------|------|-----------------|

Reminder: Report on a separate line for each class of securities beneficially owned directly of indirectly.
* If the form is filed by more than one reporting person, see Instruction 5(b)(v).
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FORM 4 (continued)          TABLE II - Derivative Securities Acquired, Disposed of, or Beneficially Owned
                                   (e.g., puts, calls, warrants, options, convertible securities)
------------------------------------------------------------------------------------------------------------------------------------
|1.Title of|2.Conver|3.    |3A.Deemed|4.Trans-|5.Number of      |6.Date      |7.Title and Amount|8.Price |9.Number  |10. |11.Nature|
|Derivative|sion or |Trans-|Execution|action  |Derivative       |Exercisable |of Underlying     |of Deriv|  of      |Own.|  of     |
|Security  |Exercise|action|Date, if |Code    |Securities       |and         |  Securities      |Security|Derivative|Form|Indirect |
|(Instr. 3)|Price of|Date  |any (mon/|Instr.8 |Acquired (A) or  |Expiration  |  (Instr. 3 & 4)  |(Instr5)|Securities|of |Beneficial|
|          |Deriva- |      |day/Year)|        |Disposed of (D)  |Date        |                  |        |Benefi-   |Deri|Ownership|
|          |tive    |(Month|         |        |(Instr. 3, 4 & 5)|(Month/Day/ |                  |        |cially    |Sec.|(Instr.4)|
|          |Security| Day/ |         |        |                 |Year)       |                  |        |Owned     |Dir.|         |
|          |        | Year)|         |        |                 |------------|------------------|        |following |(D) |         |
|          |        |      |         |        |                 |Date |      |        |Amount or|        |reported  |or  |         |
|          |        |      |         |--------|-----------------|Exer-|Expira| Title  |Number of|        |trans.    |Ind.|         |
|          |        |      |         |Code| V |   (A)   |    (D)|cis- |tion  |        |Shares   |        |(Instr. 4)|(I) |         |
|          |        |      |         |    |   |         |       |able |Date  |        |         |        |          |    |         |
|----------|--------|------|---------|----|---|---------|-------|-----|------|--------|---------|--------|----------|----|---------|
|          |        |      |         |    |   |         |       |     |      |        |         |        |          |    |         |
|----------|--------|------|---------|----|---|---------|-------|-----|------|--------|---------|--------|----------|----|---------|
|Option    |        |      |         |    |   |         |       |     |      |        |         |        | 427      | D  |         |
|----------|--------|------|---------|----|---|---------|-------|-----|------|--------|---------|--------|----------|----|---------|
|          |        |      |         |    |   |         |       |     |      |        |         |        |          |    |         |
|----------|--------|------|---------|----|---|---------|-------|-----|------|--------|---------|--------|----------|----|---------|
|          |        |      |         |    |   |         |       |     |      |        |         |        |          |    |         |
|----------|--------|------|---------|----|---|---------|-------|-----|------|--------|---------|--------|----------|----|---------|
|          |        |      |         |    |   |         |       |     |      |        |         |        |          |    |         |
|----------|--------|------|---------|----|---|---------|-------|-----|------|--------|---------|--------|----------|----|---------|
|          |        |      |         |    |   |         |       |     |      |        |         |        |          |    |         |
|----------|--------|------|---------|----|---|---------|-------|-----|------|--------|---------|--------|----------|----|---------|
|          |        |      |         |    |   |         |       |     |      |        |         |        |          |    |         |
|----------|--------|------|---------|----|---|---------|-------|-----|------|--------|---------|--------|----------|----|---------|
|          |        |      |         |    |   |         |       |     |      |        |         |        |          |    |         |
|----------|--------|------|---------|----|---|---------|-------|-----|------|--------|---------|--------|----------|----|---------|
|          |        |      |         |    |   |         |       |     |      |        |         |        |          |    |         |
|----------|--------|------|---------|----|---|---------|-------|-----|------|--------|---------|--------|----------|----|---------|

Explanation of Responses:

1. Acquired from the Issuer pursuant to resolutions of the Board of Directors on February 3, 2003, and as modified by additional resolutions of the Board of Directors on April 22, 2003.  900 of these shares will not be issued until the Issuer files a
Registration Statement on Form S-8 of the Securities and Exchange Commission.  All of these shares were issued pursuant to
Rule 16b-3(d)(1).

2. These shares were authorized to be issued pursuant to Rule 16b-3(d)(1) on February 3, 2003, and as modified by the Board of
Directors on April 22, 2003.




                   /s/ Hugh Coltharp                                                      4/22/03
           ----------------------------------------------                          ----------------------
                 **Signature of Reporting Person                                            Date




       ** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.
          See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

    Note: File three copies of this Form, one of which must be manually signed. If space is insufficient, see Instruction 6 for procedure.



























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